Exhibit (10)(mm)
PARKER-HANNIFIN CORPORATION
AMENDED AND RESTATED
PENSION RESTORATION PLAN

Adopted: June 23, 2016
Effective: July 1, 2016

Parker-Hannifin Corporation, an Ohio corporation (the "Company"), established this Pension Restoration Plan (the "Plan"), originally effective January 1, 1995, for the purpose of attracting high quality executives and promoting in its executives increased efficiency and an interest in the successful operation of the Company by restoring benefits that are lost due to legislative limits on the Company's qualified retirement plan(s). The Plan has been amended and restated from time to time, and underwent significant and comprehensive changes when it was amended and restated as of July 21, 2008 and such other dates as specified herein to reflect the requirements of the American Jobs Creation Act (“the Act”). The Plan will be administered in a manner consistent with the Act and Section 409A of the Code and any Regulations or other guidance thereunder and any provision in the Plan that is inconsistent with Section 409A of the Code shall be void and without effect. Notwithstanding anything else in the Plan to the contrary, nothing herein shall be read to preclude the Plan from using any transition rules permitted under the Act.

The Plan is hereby amended and restated in its entirety as of July 1, 2016 to expand the available forms of payment a Participant may initially elect, in the case of retirement benefits payable upon a Termination of Employment occurring on or after the Participant’s Early Retirement Date, to include actuarially equivalent forms of annuity offered under the Qualified Plan.

ARTICLE 1DEFINITIONS

1.1.	Actuarial Value shall mean the actuarial present value of the benefits calculated by an actuary selected by the Administrator and using the actuarial assumptions employed under the Qualified Plan.

1.2.
Administrator shall mean the Parker Total Rewards Administration Committee of the Company or, if applicable, the administration subcommittee appointed by the Parker Total Rewards Administration Committee with respect to the Plan.

1.3.
Affiliated Group shall mean the Company and all entities with which the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, provided that in applying Sections 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language "at least 50 percent" is used instead of "at least 80 percent" each place it appears in Sections 1563(a)(1), (2), and (3) of the Code, and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, "at least 50 percent" is used instead of "at least 80 percent" each place it appears in that regulation. Such

608518762.3

term shall be interpreted in a manner consistent with the definition of "service recipient" contained in Section 409A of the Code.

1.4.	Beneficiary shall mean the person or persons or entity designated as such in accordance with Article 10 of the Plan.

1.5.	Change in Control shall mean the occurrence of one of the following events:

(a)
A change in ownership of the Company, which occurs on the date that any one person or more than one person acting as a group (within the meaning of the Regulations under Section 409A of the Code) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total voting power of the stock of the Company. Notwithstanding the foregoing, if any one person or group is considered to own more than 50% of the total voting power of the stock of the Company, the acquisition of additional stock by the same person or group is not considered to cause a change in the ownership of the Company or a change in the effective control of the Company (within the meaning of Section 1.5(b) of this Plan). Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires ownership of more than 50% of the total voting power of the stock of the Company as a result of the acquisition by the Company of stock of the Company which, by reducing the number of shares outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company's acquisition such person becomes the beneficial owner of additional stock of the Company that increases the percentage of outstanding shares of stock of the Company owned by such person, a Change in Control shall then occur.

(b)	A change in effective control of the Company, which occurs on either of the following dates:

(i)
The date that any one person or more than one person acting as a group (within the meaning of the Regulations under Section 409A of the Code) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing 30% or more of the total voting power of the Company. Notwithstanding the foregoing, if any one person or group is considered to own 30% or more of the total voting power of the stock of the Company, the acquisition of additional stock by the same person or group is not considered to cause a change in the effective control of the Company or a change in ownership of the Company (within the meaning of Section 1.5(a) of this Plan). Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires ownership of more than 30% of the total voting power of the stock of the Company as a result of the acquisition by the Company of stock of the Company which, by

608518762.3

reducing the number of shares outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company's acquisition such person becomes the beneficial owner of additional stock of the Company that increases the percentage of outstanding shares of stock of the Company owned by such person, a Change in Control shall then occur.

(ii)
The date that a majority of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of the board prior to the date of such appointment or election.

(c)
A change in the ownership of a substantial portion of the Company’s assets, which occurs on the date that any one person or more than one person acting as a group (within the meaning of the Regulations under Section 409A of the Code) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets that have a total gross fair market value equal to or more than 65% of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions. The gross fair market value of assets shall be determined without regard to liabilities associated with such assets. Notwithstanding the foregoing, a transfer of assets shall not result in a change in ownership of a substantial portion of the Company's assets if such transfer is to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (ii) an entity 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (iii) a person or group (within the meaning of the Regulations under Section 409A of the Code) that owns, directly or indirectly, 50% or more of the total value or voting power of the stock of the Company; or (iv) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly by a person or group described in Section 1.5(c)(iii) of this Plan.

Notwithstanding Sections 1.5(a), 1.5(b)(i) and 1.5(c) above, the consummation of a merger, consolidation, share exchange or similar form of corporate reorganization of the Company or any Subsidiary that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in connection with the transaction or otherwise (a "Business Combination"), shall not be deemed a Change in Control if, immediately following such Business Combination: (a) more than 50% of the total voting power of the corporation resulting from such Business Combination (the "Surviving Corporation") or, if applicable, the ultimate parent corporation which directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by securities of the Company eligible to vote for the election of the Board (the “Company Voting Securities") that were outstanding immediately prior to the Business Combination (or, if applicable, shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same

608518762.3

proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (b) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (c) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), following the Business Combination, were members of the Company's Board at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination.

Notwithstanding the foregoing, an acquisition of stock of the Company described in Section 1.5(a) or 1.5(b)(i) above shall not be deemed to be a Change in Control by virtue of any of the following situations: (a) an acquisition by the Company or any Subsidiary; (b) an acquisition by any employee benefit plan sponsored or maintained by the Company or any Subsidiary; (c) an acquisition by any underwriter temporarily holding securities pursuant to an offering of such securities; or (d) the acquisition of stock of the Company from the Company.

1.6.	Code shall mean the Internal Revenue Code of 1986, as amended, or any successor statute, and regulations or other guidance issued thereunder.

1.7.	Committee shall mean the Administrator, the Investment Committee or the Compensation Committee, as applicable.

1.8.	Compensation Committee shall mean the Human Resources and Compensation Committee of the Company’s Board of Directors.

1.9.	Disability shall mean the condition whereby a Participant is:

(a)
unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(b)
by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under any accident and health plan covering employees of the Company. The Administrator, in its complete and sole discretion, shall determine a Participant's Disability. The Administrator may require that the Participant submit to an examination on an annual basis, at the expense of the Company, by a competent physician or medical clinic selected by the Administrator to confirm Disability. On the basis of such medical evidence, the determination of the Administrator as to whether or not a condition of Disability exists or continues shall be conclusive.

608518762.3

1.10.	Early Retirement Date shall mean the "Early Retirement Date" as defined in the Qualified Plan.

1.11.	EDP shall mean the Parker-Hannifin Corporation Amended and Restated Executive Deferral Plan as it currently exists and as it may subsequently be amended.

1.12.	Eligible Executive shall mean an employee of the Company or any of its subsidiaries who:

(a)	is designated by the Administrator as eligible to participate in the Plan; and

(b)	qualifies as a member of the "select group of management or highly compensated employees" under ERISA.

1.13.	ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor statute, and regulations or other guidance issued thereunder.

1.14.
Investment Committee shall mean the Parker Total Rewards Investment Committee of the Company or, if applicable, the investment subcommittee appointed by the Parker Total Rewards Investment Committee with respect to the Plan.

1.15.	Normal Retirement Date shall mean the "Normal Retirement Date" as defined in the Qualified Plan.

1.16.	Participant shall mean an Eligible Executive who has become a participant hereunder pursuant to Article 2.

1.17.
Qualified Plan shall mean the Parker-Hannifin Consolidated Pension Plan as it currently exists and as it may subsequently be amended, or any other qualified defined benefit plan maintained by the Company and in which an Eligible Executive participates.

1.18.	Regulations shall mean regulations issued under Section 409A of the Code. Reference to any section of the Regulations shall be read to include any amendment or revision of such Regulation.

1.19.
Separation from Service shall have the meaning set out in Section 1.409A-1(h) of the Regulations; provided, that in applying Section 1.409A-1(h)(ii) of the Regulations, a separation from service shall be deemed to occur if the Company and the Participant reasonably anticipate that the level of bona fide services the Participant will perform for the Affiliated Group after a certain date (whether as an employee or as an independent contractor) will permanently decrease to less than 50% of the average level of bona fide services performed by the Participant for the Affiliated Group (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of services performed for the Affiliated Group if the Participant has been providing services to the Affiliated Group for less than 36 months). In the event of a disposition of assets by the Company to an unrelated person, the Administrator reserves the discretion to specify

608518762.3

(in accordance with Section 1.409A-1(h)(4) of the Regulations) whether a Participant, who would otherwise experience a Separation from Service with the Affiliated Group as part of the disposition of assets, will be considered to experience a separation from service for purposes of Section 1.409A-1(h) of the Regulations.

1.20.	SERP shall mean the Parker-Hannifin Corporation Amended and Restated Supplemental Executive Retirement Benefits Program as it currently exists and as it may subsequently be amended.

1.21.	SERP Participant shall mean a Participant in the Plan who also is a participant in the SERP.

1.22.	SERP Participation Date shall mean the date that a Participant in the Plan becomes a SERP Participant.

1.23.	SERP Vesting Date shall mean the date that a SERP Participant becomes vested in a benefit under the SERP.

1.24.
Specified Employee shall mean a person designated from time to time as such by the Administrator pursuant to Section 409A(a)(2)(B)(i) of the Code and the Company's policy for determining specified employees.

1.25.	SRP shall mean the Parker-Hannifin Corporation Amended and Restated Savings Restoration Plan as it currently exists and as it may subsequently be amended.

1.26.
Statutory Limit shall mean any limit on compensation taken into account in calculating benefits under the Qualified Plan under Section 401(a)(17) of the Code, any limit on benefits or contributions to the Qualified Plan under Section 415 of the Code, or any other limit that directly or indirectly affects the amount of benefits payable from the Qualified Plan.

1.27.
Subsidiary shall mean any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity.

1.28.
Surviving Spouse shall mean the person who is the Participant's spouse at the time of the Participant's death and who has been such spouse for at least one year immediately prior to the date of the Participant's death.

1.29.
Termination of Employment shall mean Separation from Service with the Affiliated Group for any reason whatsoever, whether voluntary or involuntary, other than as a result of the Participant's Disability or death.

ARTICLE 2PARTICIPATION

An Eligible Executive shall become a Participant in the Plan as of the earlier of:

608518762.3

(a)	the date the Eligible Executive's retirement benefits under the Qualified Plan first become limited by any Statutory Limit;

(b)	the date the Eligible Executive first elects to defer compensation under the SRP or EDP;

(c)	the date of a Change in Control of the Company; or

(d)	the date designated by the Administrator in a written agreement.

ARTICLE 3RESTORATION BENEFITS

3.1.	Amount.

(a)
For Eligible Executives who are Participants in this Plan as of December 31, 2008, upon Termination of Employment on or after Normal or Early Retirement Date, or after the Participant has a nonforfeitable right to a benefit under the Qualified Plan, the Participant shall be entitled to a retirement benefit payable in the form provided in Section 3.3 and at the time provided in Section 3.4.

(b)
For Eligible Executives who become Participants in this Plan after December 31, 2008, upon Termination of Employment on or after Normal or Early Retirement Date, or after the Participant has a nonforfeitable right to a benefit under the Qualified Plan, the Participant shall be entitled to a retirement benefit as provided in Section 3.3, provided that the Participant has satisfied the vesting requirement of Section 3.2.

(c)
The retirement benefit of a Participant under Section 3.1(a) or 3.1(b) of the Plan shall equal (i) the benefit that would be payable to the Participant under the Qualified Plan calculated as if (A) no Statutory Limit applies to such benefit; (B) the Participant had not elected to defer any compensation under the SRP or the EDP; (C) Compensation for purposes of calculating the benefit under the Qualified Plan includes incentive payments or bonuses (other than long term incentive payments or other irregular or extraordinary incentive or bonus payments) paid after the month in which the Participant has a Termination of Employment; and (D) Compensation and Years of Participation for purposes of calculating the benefit under the Qualified Plan include any additional amounts as agreed to by the Company, less (ii) the benefit that is actually payable under the Qualified Plan, plus (iii) any additional benefit that the Company agrees to provide to a Participant under this Plan by a written agreement with specific reference to this Plan. Notwithstanding the foregoing and solely for purposes of calculating the amount of a Participant's retirement benefit under the Plan, on and after any SERP Participant's SERP Vesting Date that occurs after December 31, 2007, the retirement benefit of such SERP Participant under Section 3.1(a) or Section 3.1(b) of the Plan shall equal the greater of: (y) the retirement benefit determined under this Section 3.1(c) (in the form of payment in effect on the

608518762.3

SERP Vesting Date) as if such SERP Participant's Termination of Employment had occurred on the SERP Participation Date, and (z) the retirement benefit determined under this Section 3.1(c) (in the form of payment in effect on the SERP Vesting Date) as if such SERP Participant's Termination of Employment had occurred on the SERP Vesting Date. On and after the SERP Vesting Date, a SERP Participant shall accrue no further retirement benefit under the Plan.

3.2.
Vesting Requirement. An Eligible Executive who becomes a Participant after December 31, 2008 shall satisfy the vesting requirement of this Section 3.2 if such Participant remains employed by the Affiliated Group until the date which is 13 months after the date upon which either:

(a)	the Participant's retirement benefits under the Qualified Plan first became limited by a Statutory Limit; or

(b)	the Participant first elects to defer compensation under the SRP and/or EDP.

Notwithstanding the foregoing, a Participant shall be deemed to satisfy the vesting requirement of this Section 3.2 upon the Participant's death or Disability or the date of a Change in Control.

3.3.	Form of Retirement Benefits.

(a)
Termination of Employment Before Early Retirement Date. Upon Termination of Employment before his Early Retirement Date, a Participant's retirement benefit shall be paid in the form of a single lump sum payment.

(b)
Termination of Employment On or After Early Retirement Date. Absent an election under Sections 3.3(b)(i) through 3.3(b)(v), or as otherwise provided pursuant to Section 3.3(b)(vi), upon Termination of Employment on or after his Early Retirement Date, a Participant's retirement benefit shall be paid in the default form of a single life annuity.

(i)
Initial Payment Elections by Participants. To the extent permitted by Section 409A of the Code and Section 1.409A-2(a)(5) of the Regulations, within 30 days following the date an Eligible Executive becomes a Participant, the Participant may elect for retirement benefits under this Plan to be paid in the form of (A) a single lump sum payment equal to the Actuarial Value of the Participant's retirement benefits under this Plan, (B) a single life annuity, or (C) annuity offered under the Qualified Plan that is the actuarial equivalent of the single life annuity in Section 3.3(b)(i)(B). In the event that the vesting requirement of Section 3.2 is accelerated for any Participant on account of death, Disability or a Change of Control, any election made by such Participant under this Section 3.3(b)(ii) will be disregarded.

608518762.3

(ii)
Changes Between Actuarially Equivalent Forms of Annuity. A Participant may elect at any time prior to Termination of Employment to convert his retirement benefit from a single life annuity or any of the actuarially equivalent forms of annuity offered under the Qualified Plan to a single life annuity or any of the forms of annuity offered under the Qualified Plan that is the actuarial equivalent of the single life annuity in Section 3.3(b)(i)(B).

(iii)
Changes by SERP Participants. To the extent required by Section 409A of the Code, if any SERP Participant elects under the SERP to receive payment of his SERP benefit in a form different from that previously in effect for such Participant's retirement benefit under this Plan, the Company shall change the form of payment of such SERP Participant's retirement benefit under this Plan to the form of payment elected by such SERP Participant under the SERP. Any change in the form of payment of a Participant's retirement benefit pursuant to this Section 3.3(b)(iii) shall cause the payment of such Participant's retirement benefit under this Plan to be delayed for five years from the date payment would otherwise commence or be made (taking into account any delay in payment or commencement of payment under Section 3.4 on account of a Participant's status as a Specified Employee).

(iv)
Transitional Rule. Notwithstanding any other elections made hereunder and only to the extent permitted by the Company and transitional rules issued under Section 409A of the Code, through such date as specified by the Company pursuant to transitional guidance issued under Section 409A of the Code, a Participant may make one or more elections as to time and form of payment of his retirement benefit under this Plan, provided that (a) any such election(s) made during 2006 shall be available only for amounts that are payable after the 2006 calendar year and cannot accelerate any payment into the 2006 calendar year, (b) any such election(s) made during 2007 shall be available only for amounts that are payable after the 2007 calendar year and cannot accelerate any payment into the 2007 calendar year, and (c) any such election(s) made during 2008 shall be available only for amounts that are payable after the 2008 calendar year and cannot accelerate any payment into the 2008 calendar year. Any such election(s) must be made by the date specified by the Company consistent with guidance pursuant to Section 409A of the Code.

(v)
One-Time Change by Participants. In addition to any election permitted by Sections 3.3(b)(i) through (iv), to the extent permitted by Section 409A of the Code, a Participant may make a one-time election to change the form of payment at any time up to 12 months before the first scheduled payment; provided, however, that (a) any such election shall not be effective for at least 12 months following the date made; and (b) to the extent required by Section 409A of the Code, as a result of any such change, payment or commencement of payment shall be delayed for 5 years from the date the first payment was scheduled to have been paid (taking into account any delay in payment or commencement of

608518762.3

payment under Section 3.4 of the Plan on account of a Participant's status as a Specified Employee).

(vi)	Small Benefit Exception.

(i)
Benefits Payable Prior to January 1, 2008. Notwithstanding the foregoing provisions of this Section 3.3(b), with respect to a Participant's retirement benefit under the Plan that would otherwise be paid as an annuity prior to January 1, 2008, if the Actuarial Value of the benefit payable to the Participant under the Plan as of the date payment is scheduled to commence is less than fifteen thousand dollars ($15,000), the Company shall pay such benefit in a single lump sum; provided, however, that payment of a retirement benefit to any Specified Employee pursuant to this Section 3.3(b)(vi)(A) will be made on the first day of the seventh month following the Participant's Termination of Employment.

(ii)
Benefits Payable After December 31, 2007. Notwithstanding the foregoing provisions of this Section 3.3(b), effective December 31, 2007 with respect to a Participant's benefit under the Plan that would otherwise be paid as an annuity after December 31, 2007, if the aggregate of the Actuarial Value of all remaining benefits payable to the Participant under the Plan and the present value of all other remaining benefits under the SERP and any other nonqualified deferred compensation arrangement that is aggregated with the Plan and the SERP under Section 1.409A-1(c) of the Regulations as of the date payment is scheduled to commence is not greater than the applicable dollar amount in effect on such date under Section 402(g)(1)(B) of the Code, the Company shall pay the retirement benefit under the Plan in a single lump sum; provided, however, that payment of a retirement benefit to any Specified Employee pursuant to this Section 3.3(b)(vi)(B) will be made on the first day of the seventh month following the Participant's Termination of Employment.

3.4.
Time of Payment of Retirement Benefits. Payment of a Participant's retirement benefit shall commence or shall be made as of the first of the month following the Participant's Termination of Employment; provided, however, that payment of retirement benefits to any Specified Employee will commence or be made on the first day of the seventh month following the Participant's Termination of Employment based on the Participant’s age and actuarial assumptions in effect on the first day of the month following the Participant’s Termination of Employment and in the case of payments paid in any form of annuity shall include any payments that would have been made between the Participant's Termination of Employment and the actual date of commencement of payment if the Participant had not been a Specified Employee. Notwithstanding the foregoing, to the extent required by Section 3.3(b)(iii) or Section 3.3(b)(v), payment of a Participant's retirement benefit shall commence

608518762.3

or be made on the date that is five years from the date payment would otherwise commence or be made under this Section 3.4.

3.5.
Special Rule Applicable to Specified Employees. If a Specified Employee dies after Termination of Employment but prior to commencement of benefits, the Specified Employee’s Beneficiary shall receive a payment as of the first of the month following the Specified Employee’s date of death equal to the aggregate of the monthly payments that would have been made to the Specified Employee in accordance with Section 3.4 but substituting the Specified Employee’s date of death for the actual date of commencement of payment; provided however that if the Specified Employee’s retirement benefit is payable in the form of a lump sum, such amount shall be calculated as of the Specified Employee’s Termination of Employment and paid on the first of the month following the Specified Employee’s date of death. Any additional amounts payable to the Specified Employee’s Beneficiary shall be determined in accordance with the form of payment applicable to the Specified Employee as of the Specified Employee’s Termination of Employment.

3.6.
Benefits in Foreign Currency. To the extent that a Participant’s retirement benefit under this Plan is calculated with reference to a benefit denominated in a currency other than U.S. Dollars and payable over the Participant’s life expectancy, then for purposes of determining the retirement benefit payable under this Plan, such benefit shall be converted to the U.S. Dollar equivalent based on the Foreign Exchange Rate. For purposes of this Plan, the Foreign Exchange Rate means the fixed exchange rate derived from the two-point average of the Bid/Asked spread of the market implied forward exchange rates as calculated by Bloomberg's FRD function, or its successor function on the same or comparable financial information system, determined on a weighted average basis for the period beginning at the date of Separation from Service of the Participant and ending on a date estimated to be the Participant 's date of death based upon the applicable mortality table prescribed under Section 417(e) of the Code for qualified plans.

ARTICLE 4    DISABILITY BENEFITS

4.1.	Eligibility. If a Participant suffers a Disability prior to Termination of Employment, the Participant shall be eligible for a benefit under this Article 4.

4.2.	Amount.

(a)
Disability Before January 27, 2012. If a Participant suffers a Disability before January 27, 2012, the amount of the benefit payable to the Participant under this Article 4 shall be equal to the Retirement Benefit described in Article 3, determined as if the Participant's Termination of Employment occurred on the date of the Participant's Disability.

(b)	Disability on or After January 27, 2012.

608518762.3

(i)
    Disability After Age 55. If a Participant suffers a Disability on or after January 27, 2012 and after the Participant's attainment of age 55, the amount of the benefit payable to the Participant under this Article 4 shall be equal to the Actuarial Value of the Retirement Benefit described in Article 3, determined as if the Participant was not a Specified Employee and had retired on the date of his or her Disability.

(ii)
    Disability Before Age 55. If a Participant suffers a Disability on or after January 27, 2012 and prior to the Participant's attainment of age 55, then the amount of the benefit payable to the Participant under this Article 4 shall be determined by (i) calculating the Actuarial Value of the Retirement Benefit described in Article 3 (using the actuarial assumptions and the Participant's Compensation determined as of the date of the Participant's Disability) that the Participant would be eligible to receive as of the first of the month following attainment of age 55 if the Participant had not become Disabled and had continued to be employed by the Company (with credit for Years of Participation) until retirement on the date that the Participant would attain age 55 (assuming, for this purpose, that the Participant would not be a Specified Employee on such date); and (ii) discounting the amount determined under the preceding clause (i) from the first of the month following the date the Participant would attain age 55 to the first of the month following the Participant's Disability, using the actuarial assumptions in effect on the date of the Participant's Disability.

4.3.	Form of Disability Benefits.

(a)
Disability Before January 27, 2012. If a Participant suffers a Disability before January 27, 2012, the Participant's disability benefit pursuant to this Article 4 shall be paid in the form of a single life annuity; provided, however, that if the aggregate of the Actuarial Value of all remaining benefits payable to the Participant under the Plan and the present value of all other remaining benefits under the SERP and any other nonqualified deferred compensation arrangement that is aggregated with the Plan and the SERP under Section 1.409A-1(c) of the Regulations as of the date payment is scheduled to commence is not greater than the applicable dollar amount in effect on such date under Section 402(g)(1)(B) of the Code, the Company shall pay the disability benefit under this Section 4.2(a) in a single lump sum.

(b)
Disability on or After January 27, 2012. If a Participant suffers a Disability on or after January 27, 2012, the Participant's disability benefit pursuant to this Article 4 shall be paid in the form of a single lump sum payment.

4.4.
Time of Payment of Disability Benefits. Payment of a Participant's disability benefit shall be made (or commence, as applicable) as of the first of the month following the Participant's Disability, and the provisions of Article 3 regarding payment to a Specified Employee and the 5-year delay of payments following certain elections shall be disregarded for purposes of the payment of benefits pursuant to this Article 4.

608518762.3

ARTICLE 5    SURVIVOR BENEFITS

5.1.
Amount. If a Participant dies prior to Termination of Employment and a benefit is payable to the Participant's Surviving Spouse under the Qualified Plan, the Participant's Surviving Spouse shall be eligible for a survivor benefit under this Article 5. The survivor benefit payable to a Participant's Surviving Spouse under this Article 5 shall equal the Actuarial Value of the excess of the total monthly survivor benefit that would be payable under the Qualified Plan calculated as if no Statutory Limit applies to such benefit and the Participant had not elected to defer any compensation under the SRP or the EDP, over the total monthly survivor benefit that is actually payable under the Qualified Plan. For this purpose, Actuarial Value shall be determined based on the age of the Surviving Spouse.

5.2.	Form of Survivor Benefits. The survivor benefit payable under this Article 5 shall be paid to the Participant's Surviving Spouse in the form of a single lump sum payment.

5.3.
Time of Payment of Survivor Benefits. Payment of the survivor benefit shall be made as of the first of the month following the date of the Participant's death, and the provisions of Article 3 regarding payment to a Specified Employee and the 5-year delay of payments following certain elections shall be disregarded for purposes of the payment of survivor benefits pursuant to this Article 5.

ARTICLE 6    CONDITIONS RELATED TO BENEFITS

6.1.
Non-assignability. The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or entity, at any time or any manner whatsoever. These benefits shall be exempt from the claims of creditors of any Participant or other claimants and from all orders, decrees, levies, garnishment or executions against any Participant to the fullest extent allowed by law.

6.2.
No Right to Company Assets. The benefits paid under the Plan shall be paid from the general funds of the Company, and the Participant and any Beneficiary shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder.

6.3.
Protective Provisions. The Participant shall cooperate with the Company by furnishing any and all information requested by the Administrator, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrator may deem necessary and taking such other actions as may be requested by the Administrator. If the Participant refuses to cooperate, the Company shall have no further obligation to the Participant under the Plan. In the event of a Participant's suicide during the first two (2) years of participation in the Plan, or if the Participant makes any material misstatement of information or nondisclosure of medical history, then no benefits shall be payable to the Participant or the Participant's Beneficiary under the Plan.

608518762.3

6.4.
Withholding. The Participant or the Beneficiary shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the payment of benefits under the Plan. If no other arrangements are made, the Company may provide, at its discretion, for such withholding and tax payments as may be required.

ARTICLE 7    ADMINISTRATION OF PLAN

The Administrator shall administer the Plan and shall have discretionary authority to interpret, construe and apply its provisions in accordance with its terms, provided that such authority shall be exercised consistent with the requirements of Section 409A of the Code. The Administrator shall further establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. All decisions of the Administrator shall be final and binding. The individuals serving on a Committee shall, except as prohibited by law, be indemnified and held harmless by the Company from any and all liabilities, costs, and expenses (including legal fees), to the extent not covered by liability insurance arising out of any action taken by any member of the Committee with respect to the Plan, unless such liability arises from the individual's own gross negligence or willful misconduct.

ARTICLE 8    CHANGE IN CONTROL

In the event there is a Change in Control, each Participant or Beneficiary shall receive the Actuarial Value of his benefit earned hereunder to the date of the Change in Control. Such benefit shall be paid in a single lump sum payment thirty (30) days after the Change in Control.

ARTICLE 9    AMENDMENT AND TERMINATION OF PLAN

9.1.	Amendment of Plan.

(a)
The Company may at any time amend the Plan in whole or in part, provided, however, that such amendment shall not decrease the value of benefits accrued under the Plan prior to the time of such amendment.

(b)	In addition, no amendment shall permit an acceleration of time of payment of a Participant’s benefit under the Plan, other than:

(i)	as necessary to comply with a certificate of divestiture, as defined in Section 1043(b)(2) of the Code;

(ii)	in accordance with Section 3.2(e) with respect to small cashouts;

(iii)
    as necessary to pay Federal Insurance Contribution (“FICA”) taxes and any resulting federal, state, local or foreign income taxes attributable to amounts deferred under the Plan, subject to the limitations of Section 1.409A-3(j)(4)(vi) of the Regulations;

608518762.3

(iv)
    in the event the arrangement fails to meet the requirements of Section 409A of the Code with respect to one or more Participants, and then only in such amount as is included in income of such Participant(s) as a result of such failure;

(v)	due to a termination of the Plan pursuant to Section 9.2 of the Plan that meets the requirements of Section 1.409A-3(j)(4)(ix) of the Regulations; or

(vi)	as otherwise may be permitted under Section 409A of the Code.

9.2.
Termination of Plan. The Company may terminate the Plan only as permitted by Section 1.409A-3(j)(4)(ix) of the Regulations (Plan Terminations and Liquidations), or as otherwise may be permitted by future Regulations or other guidance under Section 409A of the Code.

9.3.
Company Action. Except as provided in Section 9.4, the Company's power to amend or terminate the Plan shall be exercisable by the Company's Board of Directors or by the committee or individual authorized by the Company's Board of Directors to exercise such powers.

9.4.
Distribution on Income Inclusion Under Section 409A. In the event the Administrator determines that benefits under the Plan fail to meet the requirements of Section 409A of the Code and must be recognized as income for federal income tax purposes, distribution of the amount required to be included in income shall be made to affected Participants to the extent permitted by Section 409A of the Code.

ARTICLE 10    BENEFICIARY DESIGNATION

The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment of benefits under Articles 3, 4 or 8 shall be made in the event of the Participant's death. The Beneficiary designation shall be effective when it is submitted in writing to the Administrator during the Participant's lifetime on a form prescribed by the Administrator.
The submission of a new Beneficiary designation shall cancel all prior Beneficiary designations. Any finalized divorce or marriage of a Participant subsequent to the date of a Beneficiary designation shall revoke such designation, unless in the case of divorce the previous spouse was not designated as Beneficiary and unless in the case of marriage the Participant's new spouse has previously been designated as Beneficiary. The spouse of a married Participant shall consent to any designation of a Beneficiary other than the spouse, and the spouse's consent shall be witnessed by a notary public.
If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete

608518762.3

distribution of the Participant's benefits, then the Administrator shall direct the distribution of such benefits to the estate of the last to die of the Participant and the Beneficiaries.
ARTICLE 11    MISCELLANEOUS

11.1.	Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

11.2.
ERISA Plan. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for "a select group of management or highly compensated employees" within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.

11.3.
Trust. The Company shall be responsible for the payment of all benefits under the Plan. The Company may establish one or more grantor trusts for the purposes of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company's creditors. Benefits paid to the Participant from any such trust shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

11.4.
Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continued employment with the Company.

11.5.
Gender, Singular and Plural. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

11.6.	Captions. The captions of the articles and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

11.7.	Validity. If any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

11.8.	Waiver of Breach. The waiver by the Company of any breach of any provision of the Plan by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.

11.9.	Applicable Law. The Plan shall be governed and construed in accordance with the laws of the State of Ohio except where the laws of the State of Ohio are preempted by ERISA.

11.10.
Notice. Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand-delivered, or sent by first class mail to the principal office of the Company, directed to the attention of the Administrator. Such notice

608518762.3

shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark.

ARTICLE 12    CLAIMS AND REVIEW PROCEDURES

12.1.
Claims Procedure. The Administrator shall notify a Participant in writing, within ninety (90) days after his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Plan. If the Administrator determines that a Participant is not eligible for benefits or full benefits, the notice shall set forth:

(a)	the specific reasons for such denial;

(b)	a specific reference to the provisions of the Plan on which the denial is based;

(c)	a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed; and

(d)
an explanation of the Plan's claims review procedure and other appropriate information as to the steps to be taken if the Participant wishes to have the claim reviewed. If the Administrator determines that there are special circumstances requiring additional time to make a decision, the Administrator shall notify the Participant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

12.2.
Review Procedure. If a Participant is determined by the Administrator not to be eligible for benefits, or if the Participant believes that he or she is entitled to greater or different benefits, the Participant shall have the opportunity to have such claim reviewed by the Administrator by filing a petition for review with the Administrator within sixty (60) days after receipt of the notice issued by the Administrator. Said petition shall state the specific reasons which the Participant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Administrator of the petition, the Administrator shall afford the Participant (and counsel, if any) an opportunity to present his or her position to the Administrator in writing, and the Participant (or counsel) shall have the right to review the pertinent documents. The Administrator shall notify the Participant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Participant and the specific provisions of the Plan on which the decision is based. If the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Administrator, but notice of this deferral shall be given to the Participant. In the event of the death of the Participant, the same procedures shall apply to the Participant's Beneficiary.

[signature page follows]

608518762.3

EXECUTED at Cleveland, Ohio this 23rd day of June, 2016.

PARKER-HANNIFIN CORPORATION
By:/s/ Jon P. Marten
Title: Executive Vice President – Finance and Administration
By: /s/Mark J. Hart
Title: Executive Vice President – HR and External Affairs

608518762.3